       1                                               Exhibit 10(c)

                      LONG-TERM INCENTIVE PROGRAM
                               UNDER THE
                     MCDONNELL DOUGLAS CORPORATION
                         INCENTIVE AWARD PLAN
                (Amended and Restated February 8, 1995)

1.    PURPOSE.

      This Long-Term Incentive Program (Program) is established pursuant to the McDonnell Douglas Corporation (MDC) Incentive Award Plan (Plan). The purpose of the Program is to reward selected management employees for extraordinary performance in enhancing MDC shareholder value over a period of years. This objective will be accomplished by grant of Target Long-Term Incentive Awards (Target LTI Awards), all or part of which may be earned based on the total return on MDC common stock (MDC Stock) relative to the total return on the common stock of companies in the MDC Peer Group (as defined in Section 2.5). The amount of each Target LTI Award will be based on a consideration by the Management Compensation and Succession Committee of the MDC Board of Directors (Committee) of the expected benefit to MDC shareholders if targeted performance is achieved, the extent to which the Participant is able to contribute to the success of MDC, the reasonableness of the Participant's total compensation, compensation practices within the applicable industry or market, and such other factors as the Committee deems relevant.

2.    DEFINITIONS.

      Unless the context clearly indicates otherwise, the following terms, when used in the Program, will have the meanings set forth in this Section 2.

            2.1. "Award Percent": The percentage of a Target LTI Award which is earned.

            2.2. "Closing Market Price": The composite closing price of a share of stock as reported for New York Stock Exchange issues in the Wall Street Journal or, if the New York Stock Exchange is not the principal trading market for such stock, such other price as may be determined by the Committee.

            2.3. "Earned LTI Award": The portion of a Target LTI Award which is earned based on the total return on MDC Stock relative to the total return on common stock of companies in the MDC Peer Group during the Performance Period.

            2.4. "LTI Award" or "Long-Term Incentive Award": An award granted pursuant to Section 4. Each LTI Award will be identified by the year in which the applicable Performance Period begins and the last full calendar year in such Performance Period (e.g., The LTI Award for the Performance Period beginning in February 1989 and ending in February 1993 will be identified as The 1989-92 LTI Award).





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            2.5.   "MDC Peer Group":  A group of companies designated
    from time to time by the Committee, initially consisting of The Boeing Company, General Dynamics Corporation, Lockheed Corporation, Martin Marietta Corporation, Northrop Corporation, and Rockwell International Corporation.

            2.6. "Participant": A management employee selected by the Committee to participate in the Program.

            2.7. "Performance Period": The period, from 2 to 5 years, beginning on the last trading day of February of the first year of the period and ending on the next to last trading day of February of the last year of the period, as determined by the Committee at the time each Target LTI Award is granted, over which a Target LTI Award may be earned.

            2.8. "Performance Share": A right to receive a share of MDC Stock, or the cash value thereof, granted pursuant to Section 4.

            2.9. "Target LTI Award": An LTI Award which is granted contingent on MDC Stock yielding a total return superior to the total return on common stock of the companies in the MDC Peer Group during the Performance Period.

            2.10. "Work Force Adjustment": A termination which is not for cause but rather is due to a permanent or indefinite reduction in the work force, including, but not limited to, the elimination of a Participant's position as a result of facility closure, discontinuance or relocation of operations, merger, acquisition, reorganization or sale (includng the sale by MDC of a business unit, division, product line or functionally related group of assets).

3.    ELIGIBILITY.

      Any management employee of MDC or any of its subsidiaries may participate in the Program if selected as a Participant by the Committee. Members of the Committee and any other persons whose participation in the Program would cause disqualification of the Program or any other benefit plan intended to be qualified under Securities and Exchange Commission Rule 16b-3 are ineligible to participate in the Program. In order to participate in the Program, each Participant must execute and deliver to MDC an "Acknowledgement by Long-Term Incentive Program Participant" form as provided by MDC.













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4.    LONG-TERM INCENTIVE AWARDS.

      4.1.  Determination of Target LTI Awards.

            The Committee will from time to time, generally in the first quarter of each year, select Participants, grant Target LTI Awards denominated in Performance Shares, and determine the applicable Performance Periods. The Committee will grant each Target LTI Award contingent on MDC Stock yielding a total return superior to the total return on the common stock of companies in the MDC Peer Group during the Performance Period, as specified in
    Section 4.2. Target LTI Awards will be advisory only and the Committee need not grant an Earned LTI Award to each Participant for whom a Target LTI Award has been established.

      4.2.  Determination of Earned LTI Awards.

            Within 2 months after the end of each Performance Period, each Participant granted a Target LTI Award for that Performance Period may be granted an Earned LTI Award ranging from 0% to 100% of the Target LTI Award. The Award Percent will be based on the compound total annual return (cash dividends, assumed to be reinvested in MDC Stock, plus price appreciation or minus price depreciation) on MDC Stock during the Performance Period relative to the total return (calculated in a comparable manner) on the common stock of companies in the MDC Peer Group. The price of MDC Stock and the common stock of each of the companies in the MDC Peer Group at the beginning of each Performance Period will be determined based on the average Closing Market Price during the 10 trading days immediately preceding the Performance Period. The price of MDC Stock and the common stock of each of the companies in the MDC Peer Group at the end of each Performance Period will be determined based on the average Closing Market Price during the last 10 trading days of the Performance Period. The Award Percent will be determined on the following basis:

       (i) 5%, or such other percentage as may be determined by the Committee at the time the Target LTI Award is granted, for each percentage point that the compound total annual return on MDC Stock exceeds the average of the compound total annual returns on the common stocks of all of the companies in the MDC Peer Group, plus

      (ii) 5%, or such other percentage as may be determined by the Committee at the time the Target LTI Award is granted, for each percentage point that the compound total annual return on MDC Stock exceeds the average of the three highest compound total annual returns on the common stocks of the companies in the MDC Peer Group, plus







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    (iii)      5%, or such other percentage as may be determined by the
               Committee at the time the Target LTI Award is granted, for each percentage point that the compound total annual return on MDC Stock exceeds the highest compound total annual return on the common stock of any MDC Peer Group company.


     The aggregate Award Percent may not exceed 100%.

               Notwithstanding the foregoing, the Committee may determine an Award Percent and grant and pay an Earned LTI Award prior to the end of the applicable Performance Period to any Participant for whom a Target LTI Award has been established whenever warranted in the sole judgment of the Committee. In such event, the Award Percent will be determined by the Committee based on the portion of the Performance Period elapsed and the extent to which, in the Committee's judgment, MDC Stock has yielded a total return superior to the total return on the common stock of the companies in the MDC Peer Group.

5.    PAYMENT OF EARNED LTI AWARDS.

      With respect to each LTI Award, the Committee will, within 2 months after the end of the Performance Period, determine the Award Percent and the Earned LTI Award, if any, and make payment thereof in shares of MDC Stock or in cash, at the Committee's discretion. If payment is to be made in cash, the value of each Earned LTI Award will be determined by multiplying the number of Performance Shares in the Earned LTI Award (rounded up to the next whole number if the Earned LTI Award includes a fractional Performance Share) by the average Closing Market Price of a share of MDC Stock during the last 10 trading days of the Performance Period. If payment is to be made in MDC Stock, the Participant will receive one share of MDC Stock for each whole Performance Share, or fraction thereof, in the Earned LTI Award. The Committee shall direct that Earned LTI amounts that would not be deductible because of the compensation cap of Internal Revenue Code
Section 162(m), or any successor provision, shall not be paid, but instead shall be deferred to future calendar years under such terms and conditions as the Committee shall determine.


6.    TERMINATION OF EMPLOYMENT OR CHANGE IN WORK ASSIGNMENT.

      Each Target LTI Award granted pursuant to the Program will be prorated, unless the Committee determines that the Target LTI Award should not be reduced, should be rescinded entirely, or should be reduced in a manner other than a pro rata reduction, for any Participant if:






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       (i)      his employment by MDC or one of its subsidiaries
                terminates by reason of death, retirement, or Work Force Adjustment, or

      (ii) his work assignment is altered to the extent he should (as determined by the Committee) no longer continue as a Participant.

If either of the above events occurs during the first year of the Performance Period, the Target LTI Award generally will be rescinded in its entirety.

      No Earned LTI Award will be paid to any Participant whose employment by MDC or one of its subsidiaries terminates prior to payment thereof if termination occurs by reason other than death, retirement, or Work Force Adjustment unless otherwise determined by the Committee (in which event all or any portion of such Earned LTI Award may be paid at the discretion of the Committee).

7.      DESIGNATION OF BENEFICIARY.

      A Participant may by written notice to the Committee designate a beneficiary to receive any Earned LTI Award payable after his death.

8.      ADMINISTRATION OF THE PROGRAM.

      The Program is established pursuant to the Plan and is subordinate in all respects to the terms thereof. Full power and authority to construe, interpret, and administer the Program will be vested in the Committee. The Committee will have final and ultimate authority to make all determinations of matters involving the Program, including determination of the extent to which a Target LTI Award is earned based on the relative total return on MDC Stock. In the event of mergers, acquisitions, divestitures, dissolutions, recapitali-zations, leveraged buyouts, or changes in business operations or activities of MDC or any of the companies comprising the MDC Peer Group, the Committee may change the composition of the MDC Peer Group retroactive to the beginning of the Performance Period or effective as of any other date during the Performance Period, and may make appropriate adjustments to the manner in which the Award Percent is to be determined. All decisions of the Committee will be final and binding upon all parties, including MDC and its shareholders and employees.

      The place of administration of the Program will be conclusively deemed to be within the State of Missouri and the validity, construction, interpretation, and administration of the Program and of any determination or decision made hereunder, and the rights of any person having or claiming to have any interest herein or hereunder, will be governed by and determined solely in accordance with the laws of the State of Missouri.





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9.     ADJUSTMENTS TO STOCK.

      If shares of MDC Stock or the common stock of any MDC Peer Group company are changed in number or class by reason of stock dividend, split-up, combination, merger, consolidation, or recapitalization, corresponding adjustments will be made in calculating the total return on MDC Stock or on the common stock of the relevant MDC Peer Group company and, in the case of a change in shares of MDC Stock, to outstanding LTI Awards granted pursuant to the Program.

10.   TRANSFER OR ASSIGNMENT.

      With the exception of transfer by will or by the laws of descent and distribution, LTI Awards may not be transferred or assigned. No LTI Award may be made subject to any encumbrance, pledge, or charge of any kind, except that a Participant may at any time designate a beneficiary pursuant to Section 7.

11.   NO CONTRACT OF EMPLOYMENT.

      Nothing in the Program, nor any instrument executed pursuant hereto, will confer upon any Participant the right to continue in the employ of MDC or any of its subsidiaries or affect the right of MDC, or any component thereof, to change any Participant's present or future rate of compensation or work assignment or to terminate the employment of any Participant with or without cause. No Participant or any other person will have any contractual or other right under the Program or any interest in any specific assets of MDC or any of its subsidiaries by reason of an LTI Award made pursuant to the Program.

12.   CONDITION TO ELIGIBILITY.

      It is a continuing condition to eligibility to (i) hold any Target LTI Award or (ii) be granted or paid any Earned LTI Award, that a Participant not, directly or indirectly, either before or after termination of employment, intentionally act in a manner contrary to the best interests of MDC or any of its subsidiaries or affiliates. If the Committee determines that a Participant has acted in such a manner, such Participant will, unless and to the extent otherwise determined by the Committee, no longer be eligible to (i) hold any Target LTI Award, or (ii) be granted or paid any Earned LTI Award, as of and after the date such determination is made, and any such Target LTI Award or Earned LTI Award will expire as of the date of such determination. No such determination will affect any Earned LTI Award paid prior to the date thereof.

13.   AMENDMENT, SUSPENSION, OR TERMINATION OF THE PROGRAM.

      The Committee may from time to time amend, suspend, or terminate the Program.

14.   EFFECTIVE DATE.

      The Program, as amended and restated, is effective as of 8
February 1995.